Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124310
PRICING SUPPLEMENT NO. 421
Dated August 30, 2007 to
PROSPECTUS SUPPLEMENT
Dated June 8, 2005 and
PROSPECTUS
Dated May 13, 2005

CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 5.85% NOTES DUE 2017

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 5.85% Notes Due 2017
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date/Pricing Effective Time:	August 29, 2007
Settlement Date (Original Issue date):	September 4, 2007
Maturity Date:	September 1, 2017
Principal Amount:	$400,000,000
Price to Public (Issue Price):	99.978%
Dealers' Commission:	0.475% (47.5 basis points)
All-in-price:	99.503%
Net Proceeds to Issuer:	$398,012,000
Coupon	5.850%
Yield to Maturity	5.853%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of each March and September of each year, commencing March 1, 2008 and ending on the Maturity Date

Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Manager & Bookrunner	Goldman, Sachs & Co. (40%)
Merrill Lynch, Pierce, Fenner & Smith (22.5%)
Joint Lead Manager	Citigroup Global Markets Inc. (20%)
Senior Co-Managers	J.P. Morgan Securities Inc. (7.5%)
Barclays Capital Inc. (7.5%)
Junior Co-Manager	Banc of America Securities LLC (2.5%)
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L3K5
Other Terms:	N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROPSECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE. AFTER THE ISSUANCE OF THE NOTES COVERED BY THIS PRICING SUPPLEMENT, $3,700MM PRINCIPAL AMOUNT OF NOTES REMAIN AVAILABLE FOR SALE PURSUANT TO THE ACCOMPANYING PROSPECTUS SUPPLEMENT.